EXHIBIT 99.1

December 3, 2012

Timothy J. Stabosz

1307 Monroe Street

LaPorte, IN 46350

Mr. Stabosz:

We represent Scott’s Liquid Gold-Inc. (the “Company”) and are writing this letter on behalf of the Company’s board of directors (the “Board”) after consulting with the Board.

We are aware of your Schedule 13D filing with the Securities and Exchange Commission on November 26, 2012 (the “Schedule 13D”), including the letter to the Board (the “Board Letter”), as well as your contacts with various local media regarding matters described in the Schedule 13D. The Board Letter addresses, among other things, matters relating to the Company’s recent announcement that it has entered into a Purchase and Sale Agreement dated November 21, 2012 (the “Sale Agreement”) with Cherfein Joint Venture, LLC (the “Purchaser”) to sell the Company’s real estate assets and lease back certain office and warehouse space (the “Sale and Lease Back”).

We regard the Board Letter and your contacts with local media as giving rise to an actionable claim against you for interference with a prospective business opportunity or advantage. As described in the current report on Form 8-K filed by the Company to announce the Sale and Lease Back, the Sale Agreement allows the Purchaser a 30-day inspection period within which it may decide to terminate the agreement for any reason in its sole discretion and have its entire deposit returned. The Company’s ability to stand behind its obligations, including among other things, its representations and warranties and its continuing lease back of office and warehouse space, is critical to the consummation of the transaction. Your statements (i) assert that the Company lacks integrity and is not financially or organizationally sound and (ii) demand certain courses of action that would cause the Company to breach its obligations under the Sale Agreement, particularly as those obligations relate to the lease back which is a fundamental component of the transaction. Your false and misleading statements jeopardize the transaction.

Further, the Schedule 13D was not timely filed by you and contains materially misleading statements in violation of applicable securities laws. Among other things, you have made omissions in the Schedule 13D relating to the shareholder group you claim to represent and misstatements regarding the anticipated net proceeds from the Sale and Lease Back. You indicate that you represent, or are part of, a group of shareholders without disclosing the required information regarding the members forming the group, or the beneficial ownership of such group, as required under the Securities Exchange Act of 1934, as amended.

You also suggest that the Sale and Lease Back transaction would create such a windfall to the Company as to allow it to pay a dividend of $0.50 per share. This suggestion is materially inaccurate and dangerous, as it creates a “run on the bank” shareholder mentality. After the Company has paid the sale commission, paid off its mortgage, reduced its obligations collateralized by receivables and inventory, reserved amounts for certain existing obligations and adjusted its business model as to the forgoing items, the Company estimates that any dividend it would be capable of paying (should it determine that a dividend is appropriate) would be a fraction of the amount you suggest.

Not only has your irresponsible Board Letter threatened the Sale and Lease Back, it has caused direct and immediate harm to other important business relationships. Among other things, a key vendor has demanded more onerous terms under their agreement with the Company, citing the Board Letter as the basis for its ability to make such demands.

For years the Company’s management and Board has endured with patience your ongoing verbal assaults and character assassinations. The current management team does not intend to allow this to continue without challenge, as it views many of your comments as defamatory and libelous per se. Your inflammatory remarks have added to the difficulty of navigating what has been one of the most challenging markets, particularly for the Company’s industry, that this country has ever experienced. Not only have you attacked management, you have also made baseless claims regarding the independence, judgment and integrity of the outside directors of the Board. The Company’s management believes the outside Board members have provided the highest level of independent oversight and guidance for the Company and value the experience and expertise each member brings to the boardroom. The Company believes it is fortunate to have this caliber of director in its service. It is worth noting that despite your alleged grave concerns about the Company’s management and oversight and your ability to sell your shares at any time, you have continued to acquire stock in the Company.

In the Board Letter, you also urge the Company to use the Sale and Lease Back proceeds to “go private” or engage in a tender offer for 3 million (or more) shares, at a price of not less than $0.50 per share. The Board does not believe either of these options is in the best interest of all of its shareholders at this time. The Board believes such a transaction would financially hobble the Company, increasing the risk of loss to the remaining shareholders and creating other potential negative consequences such as bankruptcy and shareholder litigation. Instead, the Board wishes to use the proceeds primarily to grow the Company, both internally and through potential acquisitions. The Board believes it is important for the Company to maintain its financial stability as well as its ability to access the capital markets (by remaining public) as it pursues such growth opportunities.

Your actions (i) have cost significant time, energy and money over the years, (ii) are in many cases actionable, and (iii) now risk derailing a significant transaction that would be beneficial to the Company and all of its shareholders. The Company demands that you refrain from any further tortious activity, and intends to pursue all available legal remedies should you fail to do so.

The Board’s primary focus for the immediate term is closing the Sale and Lease Back and it believes any discussion with shareholders regarding the use of proceeds is premature at this time. If, despite your harmful actions, the Company is able to consummate the Sale and Lease Back during the first quarter of 2013, the Board believes the Annual Meeting will be the appropriate time for the Board to consider input from shareholders regarding the Company’s path forward.

/s/ Holland & Hart LLP